Exhibit 99
                                                                   ----------




                              MEREDITH CORPORATION
                            FISCAL 2000 FIRST QUARTER
                         EARNINGS PER SHARE AT-A-GLANCE


               (Note:  All figures are adjusted for stock splits)






-- The chart below depicts comparable quarterly and fiscal-year diluted earnings per share (EPS) before nonrecurring items and discontinued operations.



                  1st Qtr.   2nd Qtr.   3rd Qtr.   4th Qtr.   Fiscal Year
                  --------   --------   --------   --------   -----------

    F1993            .06        .09        .10        .10          .35
    F1994            .08        .13        .16        .13          .50
    F1995            .14        .19        .18        .20          .71
    F1996            .17        .22        .24        .28          .91
    F1997            .22        .31        .33        .36         1.22
    F1998            .27        .40        .37        .42         1.46
    F1999            .32        .47        .41        .44         1.64
    F2000            .34



-- Earnings before nonrecurring items were 34 cents per share for the fiscal 2000 first quarter ended September 30, 1999, compared to 32 cents per share in the prior-year quarter.

-- Fiscal 2000 first quarter earnings include dilution of 8 cents per share from the March 1, 1999, acquisition of WGNX-TV (CBS, Atlanta). The WGNX acquisition also resulted in dilution of 6 cents in the fiscal 1999 fourth quarter and 2 cents in the fiscal 1999 third quarter. Because the acquisition was completed on March 1, 1999, only one month of the third quarter included dilution.